Exhibit 99.1
a.k.a. Brands Holding Corp. Reports First Quarter 2023 Financial Results
First Quarter Results Exceed Expectations and Company Raises Full Year Outlook
Inventory Down 7% Year-Over-Year and Down 11% Since the End of Fiscal 2022

SAN FRANCISCO – May 10, 2023 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced financial results for the first quarter ended March 31, 2023.
Results for the First Quarter
•Net sales decreased 18.8% to $120.5 million, compared to $148.3 million in the first quarter of 2022; down 16% in Constant Currency1.
•Net loss was $(9.6) million or $(0.07) per share, and (7.9%) of net sales in the first quarter of 2023, compared to net income of $1.5 million or $0.01 per share, and 1.0% of net sales in the first quarter of 2022.
•Adjusted EBITDA2 was $2.2 million, or 1.8% of net sales, compared to $10.7 million, or 7.2% of net sales in the first quarter of 2022.
“I’m proud of our solid first quarter performance, which exceeded our expectations on both sales and adjusted EBITDA, driven by the strong execution across our brands and our continued focus on managing the business prudently,” said Ciaran Long, interim chief executive officer and chief financial officer of a.k.a. Brands. “Thanks to the hard work of our teams, we advanced our strategic initiatives while simultaneously improving operating efficiencies across the business. We are setting the stage for improved operating performance as the year progresses. I’m particularly pleased with the incremental pay down of our debt in the quarter and our diligent approach to managing inventory. Our inventory balance is down 11% from the end of fiscal 2022 and down 7% from the first quarter last year.”
“As we look ahead, we believe that key to building durable next-generation brands is to be everywhere our customers are. While direct to consumer remains our priority, we are excited by the initial results of our omnichannel initiatives across our brands. Princess Polly had a successful wholesale pilot launch with PacSun in March, and Princess Polly will open its first brick and mortar location in the third quarter. We are also very pleased with the launch of Petal & Pup on Target’s marketplace. We remain laser focused on our growth initiatives as well as strengthening our balance sheet. We are confident in our ability to deliver both growth and profit over the long-term, and plan to continue to pay down our debt as the year progresses,” concluded Long.
Recent Business Highlights
•Princess Polly will open its first store in Century City, Los Angeles in the third quarter and is expanding its wholesale relationship with PacSun based on the initial success.
•Culture Kings continues to gain awareness and traction in the U.S. with the flagship in Las Vegas outperforming expectations.
•Petal & Pup’s omnichannel test on Target’s marketplace is exceeding expectations.
•mnml remains a top 10 brand at Culture Kings and is leveraging Culture Kings as a distribution partner to grow brand recognition.
First Quarter Financial Details
•Net sales decreased 18.8% to $120.5 million, compared to $148.3 million in the first quarter of 2022. The decrease was driven by a decline in the number of orders and average order value during the quarter, which was
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2022, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

primarily due to macroeconomic conditions, including a higher promotional environment and changes in foreign currency rates. On a Constant Currency1 basis, net sales decreased 16%.
•Gross margin was 56.9%, compared to 56.8% in the first quarter of 2022.
•Selling expenses were $34.4 million, compared to $40.4 million in the first quarter of 2022. Selling expenses were 28.6% of net sales compared to 27.2% of net sales in the first quarter of 2022. The increase was primarily due to the increased costs for distribution and store facilities, as well as lower average order value. This was partially offset by improved operational efficiencies in fulfillment and outbound shipping.
•Marketing expenses were $14.8 million, compared to $15.7 million in the first quarter of 2022. Marketing expenses were 12.3% of net sales compared to 10.6% of net sales in the first quarter of 2022. The increase was primarily driven by lower sales volume compared to the prior year.
•General and administrative (“G&A”) expenses were $25.9 million, compared to $24.8 million in the first quarter of 2022. G&A expenses were 21.5% of net sales compared to 16.7% of net sales in the first quarter of 2022. The increase in G&A expenses during the quarter was primarily due an increase in salaries and benefits and equity-based compensation.
•Adjusted EBITDA2 was $2.2 million, or 1.8% of net sales, compared to $10.7 million, or 7.2% of net sales in the first quarter of 2022.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the first quarter totaled $30.2 million, compared to $46.3 million at the end of fiscal year 2022.
•Inventory at the end of the first quarter totaled $112.5 million, compared to $126.5 million at the end of fiscal year 2022.
•Debt at the end of the first quarter totaled $132.4 million, compared to $143.6 million at the end of fiscal year 2022.
•Cash flow used in operations for the three months ended March 31, 2023 was $3.0 million, compared to $14.9 million for the three months ended March 31, 2022.
Outlook
For the second quarter of 2023, the Company expects:
•Net sales between $137 million and $140 million
•Adjusted EBITDA3 between $5.5 million and $6.0 million
•Weighted average diluted share count of 130 million
For the full year 2023, the Company is raising its outlook and now expects:
•Net sales between $575 million and $605 million
•Adjusted EBITDA3 between $36 million and $38 million
•Weighted average diluted share count of 130 million
The above outlook is based on several assumptions, including but not limited to, foreign exchange rates remaining at the current levels and a continued promotional environment. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s first quarter results is scheduled for May 10, 2023, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 or (201) 689-8853 for international callers. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13737879. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA margin, net income (loss), as adjusted, net income (loss) per share, as adjusted and pro forma net sales for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands is a brand accelerator of next generation fashion brands. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml and Petal & Pup.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include statements related to our financial and operational results for the second quarter and long-term expectations, as well as our brands’ omnichannel expansion initiatives.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability to regain compliance with the NYSE minimum share price requirement within the applicable cure period; our ability in the future to comply with the NYSE listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, quarterly reports on Form 10-Q and any other periodic reports that the Company may file with the Securities and Exchange Commission (the “SEC”) on March 9, 2023. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$120,485	$148,319
Cost of sales	51,985	64,123
Gross profit	68,500	84,196
Operating expenses:
Selling	34,406	40,364
Marketing	14,777	15,705
General and administrative	25,868	24,778
Total operating expenses	75,051	80,847
Income (loss) from operations	(6,551)	3,349
Other expense, net:
Interest expense	(2,851)	(1,259)
Other income (expense)	(1,034)	88
Total other expense, net	(3,885)	(1,171)
Income (loss) before income taxes	(10,436)	2,178
Benefit from (provision for) income tax	883	(653)
Net income (loss)	$(9,553)	$1,525
Net income (loss) per share:
Basic	$(0.07)	$0.01
Diluted	$(0.07)	$0.01
Weighted average shares outstanding:
Basic	129,040,617	128,647,836
Diluted	129,040,617	128,653,421

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$30,224	$46,319
Restricted cash	2,020	2,054
Accounts receivable	3,309	3,231
Inventory, net	112,496	126,533
Prepaid income taxes	7,088	6,089
Prepaid expenses and other current assets	13,592	13,378
Total current assets	168,729	197,604
Property and equipment, net	27,638	28,958
Operating lease right-of-use assets	39,179	37,317
Intangible assets, net	72,864	76,105
Goodwill	165,335	167,731
Deferred tax assets	917	1,070
Other assets	804	853
Total assets	$475,466	$509,638
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,544	$20,903
Accrued liabilities	30,657	39,806
Sales returns reserve	4,944	3,968
Deferred revenue	10,863	11,421
Operating lease liabilities, current	6,466	6,643
Current portion of long-term debt	6,300	5,600
Total current liabilities	75,774	88,341
Long-term debt	126,062	138,049
Operating lease liabilities	36,545	34,404
Other long-term liabilities	1,497	1,483
Deferred income taxes	96	284
Total liabilities	239,974	262,561
Stockholders’ equity:
Preferred stock	—	—
Common stock	129	129
Additional paid-in capital	462,553	460,660
Accumulated other comprehensive loss	(49,110)	(45,185)
Accumulated deficit	(178,080)	(168,527)
Total stockholders’ equity	235,492	247,077
Total liabilities and stockholders’ equity	$475,466	$509,638

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(9,553)	$1,525
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	2,452	1,163
Amortization expense	2,988	4,054
Amortization of inventory fair value adjustment	—	707
Amortization of debt issuance costs	158	164
Lease incentives	334	—
Loss on disposal of reporting unit	951	—
Non-cash operating lease expense	1,753	2,340
Equity-based compensation	1,936	1,368
Deferred income taxes, net	(9)	(271)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(107)	(808)
Inventory	11,536	(3,132)
Prepaid expenses and other current assets	(602)	(1,759)
Accounts payable	(4,010)	(6,956)
Income taxes payable	(1,120)	(2,127)
Accrued liabilities	(8,463)	(4,937)
Returns reserve	1,026	(1,788)
Deferred revenue	(314)	(2,805)
Lease liabilities	(1,916)	(1,641)
Net cash used in operating activities	(2,960)	(14,903)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(2,095)
Purchase of intangible assets	(26)	—
Purchases of property and equipment	(1,854)	(2,608)
Net cash used in investing activities	(1,880)	(4,703)
Cash flows from financing activities:
Payments of costs related to initial public offering	—	(1,142)
Proceeds from line of credit, net of issuance costs	—	25,000
Repayment of line of credit	(10,000)	—
Proceeds from issuance of debt, net of issuance costs	—	(121)
Repayment of debt	(1,400)	(1,400)
Taxes paid related to net share settlement of equity awards	(43)	—
Net cash provided by (used in) financing activities	(11,443)	22,337
Effect of exchange rate changes on cash, cash equivalents and restricted cash	154	(77)
Net increase (decrease) in cash, cash equivalents and restricted cash	(16,129)	2,654
Cash, cash equivalents and restricted cash at beginning of period	48,373	41,018
Cash, cash equivalents and restricted cash at end of period	$32,244	$43,672

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$30,224	$41,166
Restricted cash	2,020	2,506
Total cash, cash equivalents and restricted cash	$32,244	$43,672

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS AND NON-GAAP MEASURES
(unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2023	2022
Gross margin	57%	57%
Net income (loss)	$(9,553)	$1,525
Net income (loss) margin	(8)%	1%
Adjusted EBITDA[2]	$2,186	$10,652
Adjusted EBITDA margin[2]	2%	7%
Key Operational Metrics and Regional Sales

	Three Months Ended March 31,
(metrics in millions, except AOV; sales in thousands)	2023	2022	% Change
Key Operational Metrics
Active customers[4]	3.6	3.8	(5.3)%
Average order value	$80	$83	(3.6)%
Number of orders	1.5	1.8	(16.7)%

Sales by Region
U.S.	$72,626	$77,668	(6.5)%
Australia	35,703	51,895	(31.2)%
Rest of world	12,156	18,756	(35.2)%
Total	$120,485	$148,319	(18.8)%
Year-over-year growth	(18.8)%
Year-over-year growth on a constant currency basis[1]	(16.1)%
Active Customers
We view the number of active customers as a key indicator of our growth, the value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
4 Trailing twelve months.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items, and Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net income (loss) for the three months ended March 31, 2023 and 2022 is as follows:

	Three Months Ended March 31,
(dollars in thousands)	2023	2022
Net income (loss)	$(9,553)	$1,525
Add (deduct):
Total other expense, net	3,885	1,171
Provision for (benefit from) income tax	(883)	653
Depreciation and amortization expense	5,440	5,217
Equity-based compensation expense	1,936	1,368
Inventory step-up amortization expense	—	707
Transaction costs	—	11
Severance	264	—
Sales tax penalties	483	—
Insured losses, net of recovery	614	—
Adjusted EBITDA	$2,186	$10,652
Net income (loss) margin	(8)%	1%
Adjusted EBITDA margin	2%	7%
Net Income (Loss), As Adjusted and Net Income (Loss) Per Share, As Adjusted
Net income (loss), as adjusted and net income (loss) per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net income (loss), as adjusted and net income (loss) per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income (loss), as adjusted and net income (loss) per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.

We have calculated net loss, as adjusted and net loss per share, as adjusted for the three months ended March 31, 2023 by adjusting net loss and net loss per share for the loss on disposal of the Rebdolls reporting unit.
A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted for the three months ended March 31, 2023 are as follows:

Three Months Ended March 31, 2023
Net loss	$(9,553)
Adjustments:
Loss on disposal of the Rebdolls reporting unit	951
Tax effects of adjustments	—
Net loss, as adjusted	$(8,602)
Net loss per share, as adjusted	$(0.07)
Weighted-average shares, diluted	129,040,617
We have calculated net income, as adjusted and net income per share, as adjusted for the three months ended March 31, 2022 by adjusting net income and net income per share for the inventory step-up amortization expense resulting from the acquisition of mnml.
A reconciliation of non-GAAP net income, as adjusted to net income, as well as the resulting calculation of net income per share, as adjusted for the three months ended March 31, 2022 are as follows:

Three Months Ended March 31, 2022
Net income	$1,525
Adjustments:
Inventory step-up amortization expense	707
Tax effects of adjustments	(212)
Net income, as adjusted	$2,020
Net income per share, as adjusted	$0.02
Weighted-average shares, diluted	128,653,421
Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules calculated in accordance with Article 11 of Regulation S-X. We believe that pro forma net sales is useful information for investors as it provides a better understanding of sales performance, and relative changes therein, on a comparable basis. We calculate pro forma net sales as net sales including the historical net sales relating to the pre-acquisition periods of Culture Kings, assuming that the Company acquired Culture Kings at the beginning of the period presented. Pro forma net sales is not necessarily indicative of what the actual results would have been if the acquisition had in fact occurred on the date or for the periods indicated nor does it purport to project net sales for any future periods or as of any date. A reconciliation of non-GAAP pro forma net sales to net sales, disaggregated by geography, which is the most directly comparable financial measure calculated in accordance with GAAP, for the three months ended March 31, 2023 and 2021, is as follows:

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2021			Two-year Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$72,626	$42,830	$7,669	$50,499	69.6%	43.8%
Australia	35,703	19,015	36,132	55,147	87.8%	(35.3)%
Rest of world	12,156	6,934	7,462	14,396	75.3%	(15.6)%
Total	$120,485	$68,779	$51,263	$120,042	75.2%	0.4%